EXHIBIT 23.1.13

Exhibit 23.1.13

Consent of Moss Adams LLP—ATEL 12, LLC

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 13, 2008 and May 24, 2007, with respect to the financial statements of ATEL 12, LLC as of December 31, 2007 and April 3, 2007 and for the periods of February 24, 2007 (inception date) through December 31, 2007 and February 24, 2007 (inception date) through April 3, 2007, respectively, included in the Post-Effective Amendment No. 2 to Form S-1 Registration Statement and the Supplement dated May 23, 2008 to the Prospectus of ATEL 12, LLC for the registration of 20,000,000 units of limited liability company interest.

/s/ Moss Adams LLP

San Francisco, California

May 29, 2008